Exhibit 10.11

Akcea Therapeutics, Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142

MEMORANDUM

Date:                                          Effective upon closing of Akcea’s IPO

To:                                                     Akcea Board of Directors

From:                                       Paula Soteropoulos, President & CEO

Subject:                           Board of Director Compensation

Akcea values the contributions made by its Board of directors.  In recognition of these valuable contributions, Akcea will provide each non-employee Director(1) with the compensation described in this memo.

Cash Compensation

Each non-employee Director will receive cash compensation based on his/her role on the Board and Board committees:

Role	Cash Compensation
Board Member (Base retainer)	$35,000
Chairman of the Board (Additional)	$25,000
Committee Chairs (Additional)
- Audit	$15,000
- Compensation	$10,000
- Nominating & Gov.	$7,500
Committee Member (Additional)
- Audit	$7,500
- Compensation	$5,000
- Nominating & Gov.	$3,750

Equity Compensation

Each non-employee Director will receive an initial stock option award upon joining the Board, and will receive an annual stock option award for each year of continued service, as follows:

Stock Option Award	No. of Shares
Initial Stock Option Equity Grant	52,837
Annual Stock Option Equity Grant	26,418

The exercise price of each option will be the fair market value of Akcea’s common stock on the date of grant. The options will vest over a four-year period in equal annual installments and be subject to the terms of Akcea’s 2015 Equity Incentive Plan. The vesting of the options will accelerate in the case of a change of control of Akcea, as further described your option agreement and the 2015 Equity Incentive Plan.

Akcea reserves the right to amend this compensation policy at any time.

(1) Employees or Directors of Ionis who serve on the Akcea Board are not eligible for compensation as Akcea Board members.